Exhibit 10.3

September 1, 2015

Richard A. Kraemer

9190 Priority Way West Drive, Suite 300

Indianapolis, Indiana 46240

Dear Rich,

Subject to final approval of the Board of Directors of Stonegate Mortgage Corporation (the “Company”), I am pleased to present you with a formal offer to become the Interim CEO of the Company. Employment as Interim CEO will commence on September 10, 2015, and you will continue to serve as a member of the Company’s Board of Directors, but will no longer serve as a member of the Board’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. Following the cessation of your service as Interim CEO, you will return to your role as the Lead Director of the Board of Directors, subject to the Board’s determination of your independence (for purposes of applicable stock exchange requirements). Your employment as Interim CEO will be at-will, and will end on the date that a permanent CEO commences employment (unless earlier terminated by the Board of Directors or by you).

COMPENSATION

Effective on August 31, 2015, you will be paid a base salary at a weekly rate of $10,500 (in accordance with the Company’s payroll policies).

You will be eligible to receive a special transition award at the completion of your service as Interim CEO, or if earlier, the first anniversary of your start date. The amount of the transition award that you earn will be determined in the sole discretion of the independent members of the Board of Directors pursuant to recommendation of the Compensation Committee, based on the Board’s evaluation of the achievement of business objectives specified by the Board of Directors. Your transition award will be paid to you within 30 days of the earlier of (i) the date you cease to be employed as the Interim CEO and (ii) the first anniversary of your start date, and will be paid in the form of Company common stock, in a number of Company common stock determined based on the fair market value of the Company’s common stock on the date your award is paid.

While serving as Interim CEO, you will not be eligible to receive the fees or equity awards provided to non-employee Directors under the Company’s Director compensation program. The equity awards previously granted to you for your service as a Director will remain outstanding, and will be settled in accordance with their terms, and you will receive payment of your earned but unpaid Director fees in accordance with the Company’s practices at the time such fees are scheduled to be paid.

TEMPORARY HOUSING AND EMPLOYEE BENEFITS

During the period that you serve as Interim CEO, you will be entitled to reimbursement of reasonable expenses incurred for your travel and housing in connection with the performance of your duties. During this period, you will also be entitled to all standard employee benefits afforded to Stonegate’s executive employees.

I hope you find this offer letter meets your expectations. If so, please confirm this by signing the letter below and returning it to me as soon as possible. Please feel free to contact me if you have any questions. We are very excited about having you join our team. I look forward to hearing from you.

Sincerely,

/s/ Sam Levinson
Sam Levinson
Member, Board of Directors

Accepted and agreed to this 1st day of September, 2015.

/s/ Richard A. Kraemer
By:	Richard A. Kraemer